EXHIBIT 4.3


                          AMENDMENT NO. 3

                                TO

        REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT


          THIS AMENDMENT NO. 3 ("Amendment No. 3") is entered into as of June 24, 1994, by and among GRANITEVILLE COMPANY ("Graniteville"), a corporation organized under the laws of the State of South Carolina, C.H. PATRICK & CO., INC. ("Patrick"), a corporation organized under the laws of the State of South Carolina (Graniteville and Patrick each a "Borrower" and, jointly and severally, the "Borrowers"), the undersigned financial institutions (jointly and severally, the "Lenders") and THE CIT GROUP/COMMERCIAL SERVICES, INC. ("CIT"), a corporation organized under the laws of the State of New York, as agent for the Lenders (CIT in such capacity, the "Agent").

.                           BACKGROUND

          Borrowers, Lenders and Agent are parties to a Revolving Credit, Term Loan and Security Agreement dated as of April 23, 1993 (as amended, supplemented or otherwise modified from time to time, the "Loan Agreement") pursuant to which Lenders provided Borrowers with certain financial accommodations.

          Borrowers have requested that Lenders (x) establish the Maximum Revolving Advance Amount at $112,000,000 until September 30, 1994, at $107,000,000 from October 1, 1994 through December 31, 1995, and at $100,000,000 thereafter, (y) maintain the inventory sublimit at $42,000,000 through December 31, 1995 at which time it shall be reduced to $35,000,000, and (z) permit Patrick to initially invest NT$183,787,500 (approximately U.S. $7,000,000) in Taysung Enterprise Co., Ltd. ("Taysung"), a company limited by shares organized and existing under the laws of the Republic of China in exchange for an approximately twenty (20%) percent interest in Taysung and consent to a further investment of NT$78,766,064 (approximately U.S. $3,000,000) by Patrick in Taysung in connection with the construction of a manufacturing facility in Canada (such investments are exclusive of due diligence expenses). Lenders are willing to do so on the terms and conditions hereafter set forth.

          NOW, THEREFORE, in consideration of any loan or advance or grant of credit heretofore or hereafter made to or for the account of Borrowers by Lenders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

          1. Definitions. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

          2. Amendment to Loan Agreement. Subject to satisfaction of the conditions precedent set forth in Section 4 below, the Loan Agreement is hereby amended as follows:

          (a) Section 1.2 of the Loan Agreement is hereby amended as follows:


               (i) the following defined terms are inserted in the appropriate alphabetical order:

               "Amendment No. 3" shall mean Amendment No. 3 to this Revolving Credit Term Loan and Security Agreement.

               "Taysung" shall mean Taysung Enterprise Co, Ltd., a company limited by shares organized and existing under the laws of the Republic of China.

               (ii) the following defined terms are hereby amended in their entirety to provide as follows:

               "Facility Increase Period" shall mean the period commencing March 10, 1994 through and including December 31, 1995.

               "Graniteville Sublimit" shall mean (i) $112,000,000 through September 30, 1994, (ii) $107,000,000 during the period October 1, 1994 through December 31, 1995, and (iii) $100,000,000 at all other times, less at all times the outstanding amount of Revolving Advances made to Patrick.

               "Maximum Loan Amount" shall mean (i) $192,000,000 through September 30, 1994 less repayments of the Term Loan, (ii) $187,000,000 during the period October 1, 1994 through December 31, 1995 less repayments of the Term Loan, and
               (iii) $180,000,000 at all other times less repayments of the Term Loan.

               "Maximum Revolving Advance Amount" shall mean (i)
               $112,000,000 through September 30, 1994, (ii) $107,000,000 during the period October 1, 1994 through December 31, 1995, and (iii) $100,000,000 at all other times.

          (b) Section 7.4 of the Loan Agreement is hereby amended by adding at the end thereof the following:

               Notwithstanding the limitations set forth in this Section 7.4, Patrick may initially invest NT$183,787,500 (approximately US$7,000,000) in Taysung in exchange for an approximately twenty (20%) percent equity interest in Taysung and subsequently invest an additional NT$78,766,064 (approximately U.S. $3,000,000) in Taysung in connection with the construction and operation of a plant in Canada (such investments are exclusive of due diligence expenses) as more fully described in the Share Subscription Agreement referred to in Schedule A to Amendment No 3; provided, however, it shall be a condition precedent to the investment of the additional NT$78,766,064 (approximately U.S. $3,000,000) that at least $1,000,000 in cash be paid to Graniteville by Triarc Companies, Inc. and Graniteville make a loan to Patrick in an amount equal to the U.S. dollar equivalent of the additional investment.

          (c) Section 7.10 of the Loan Agreement is hereby amended by adding at the end thereof the following:

               Notwithstanding the limitations set forth in this Section 7.10, Patrick may enter into the agreements described in Schedule A to Amendment No. 3 relating to its investment in Taysung and its distribution of products manufactured by Taysung.

          3. By its execution below, each Lender hereby acknowledges its Commitment Percentage shall be applicable to the increase in the Maximum Loan Amount and Maximum Revolving Advance Amount as set forth in Section 2(a) of this Amendment No. 3.

          4. Conditions of Effectiveness. (a) This Amendment No. 3 shall become effective upon satisfaction of the following conditions precedent: (i) Agent shall have received ten (10) copies of this Amendment No. 3 executed by Lenders and Borrowers and consented and agreed to by Guarantors, (ii) Agent shall have received, for the ratable benefit of Lenders, a $70,000 amendment fee, (iii) Agent shall have received opinion of counsel from counsel to Borrowers regarding the execution and delivery of this Amendment No. 3 which shall be in form and substance satisfactory to Agent and its counsel, (iv) Triarc Companies, Inc. shall have provided $2,000,000 in cash to Graniteville which in turn will make a loan to Patrick in an amount equal to the U.S. dollar equivalent of the initial investment by Patrick in Taysung, the proceeds of which shall enable such initial investment to be consummated, and (v) Agent shall have received certificates from (x) the Executive Vice President and Vice President of Graniteville and Patrick, respectively, to the effect that Graniteville has received a $2,000,000 cash payment from Triarc Companies, Inc. and that Patrick has received the aforesaid loan from Graniteville.

          (b) Borrowers shall provide Agent with a certificate from an officer of Taysung confirming the initial investment of NT$183,787,500 by Patrick has been received by Taysung within fifteen (15) days after such investment becomes effective pursuant to the laws of the Republic of China. Failure to deliver such certificate in a timely manner shall constitute an Event of Default.

          5. Representations and Warranties. Borrowers hereby represent and warrant as follows:

               (a) This Amendment No. 3 and the Loan Agreement, as amended hereby, constitute legal, valid and binding obligations of Borrowers and are enforceable against Borrowers in accordance with their respective terms.

               (b) No Event of Default or Default has occurred and is continuing or would exist after giving effect to this Amendment No. 3 except for the possible breach of Section 6.9 with respect to the fiscal period ending July 3, 1994. Borrowers hereby acknowledge Agent and Lenders reserve all rights and remedies they may have in the event it is determined a breach of Section
          6.9 in fact occurs.

               (c) Borrowers have no defense, counterclaim or offset with respect to the Obligations.

          6.   Effect on the Loan Agreement.

          (a) Upon the effectiveness of Section 2 hereof, each reference in the Loan Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import shall mean and be a reference to the Loan Agreement as amended hereby.

          (b) Except as specifically amended herein, the Loan Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

          (c) The execution, delivery and effectiveness of this Amendment No. 3 shall not, except as expressly provided in Section 3, operate as a waiver of any right, power or remedy of Lender, nor constitute a waiver of any provision of the Loan Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.

          7. Governing Law. This Amendment No. 3 shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York.

          8. Headings. Section headings in this Amendment No. 3 are included herein for convenience of reference only and shall not constitute a part of this Amendment No. 3 for any other purpose.

          9. Counterparts. This Amendment No. 3 may be executed by the parties hereto in one or more counterparts, each of which taken together shall be deemed to constitute one and the same instrument.

          IN WITNESS WHEREOF, this Amendment No. 3 has been duly executed as of the day and year first written above.

                              GRANITEVILLE COMPANY

                              By: JOHN L. BARNES
                             Its: Executive Vice President


                              C.H. PATRICK & CO., INC.

                              By: JOHN L. BARNES
                             Its: Vice President


                              THE CIT GROUP/COMMERCIAL SERVICES,INC.,
                              as Lender and as Agent

                              By: KENNETH A. WENDLER
                             Its: Assistant Vice President


                              BOT FINANCIAL CORP.

                              By: DANIEL J. LANDERS
                             Its: Vice President


                              THE BANK OF NEW YORK
                              COMMERCIAL CORPORATION

                              By: DANIEL MURRAY
                             Its: Vice President



                              FIRST UNION NATIONAL BANK OF
                              GEORGIA

                              By: H.H. VINING
                             Its: Vice President

                              NATIONAL CANADA FINANCE CORP.

                              By: JOHN SCOTT COLLINS
                             Its: Vice President


                              NATIONAL WESTMINSTER BANK USA

                              By: DAVID J. MARIONE
                             Its: Vice President


                              SANWA BUSINESS CREDIT CORP.

                              By: JOHN J. McKENNA
                             Its: Vice President

CONSENTED AND AGREED TO:

TRIARC COMPANIES, INC.

By:  JOSEPH A. LEVATO
Its: Executive Vice President


GS HOLDINGS, INC.

By:  JOSEPH A. LEVATO
Its: Executive Vice President


GRANITEVILLE INTERNATIONAL
SALES, INC.

By:  JOHN L. BARNES
Its: Vice President

                              PAGE
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                   Schedule A to Amendment No. 3
                  to Revolving Credit, Term Loan
                      and Security Agreement



1. Share Subscription Agreement dated as of May 26, 1994 by and between Patrick and Taysung.

2. Shareholders Agreement by and among Patrick, Taysung, Mr. Joseph Z.Z. Lee and Mrs. Marie Madeline Lee, China Development Corporation, Taiwan Cement Corporation and Hsin Chang Investment Co., Ltd.

3. Exclusive Distribution Agreement between Taysung and Patrick.



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